Exhibit 99.1

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

THIRD QUARTER RESULTS FOR FISCAL 2005

ATLANTA, Georgia (May 3, 2005) – SunLink Health Systems, Inc. (AMEX: SSY) today announced net earnings of $2,439,000, or $0.32 per fully diluted share for the quarter ended March 31, 2005, compared to net earnings of $329,000, or $0.05 per fully diluted share for the quarter ended March 31, 2004. For the nine months ended March 31, 2005, SunLink reported net earnings of $3,437,000, or $0.45 per fully diluted share compared to a net loss of $879,000, or a loss of $0.15 per fully diluted share for the nine months ended March 31, 2004.

SunLink reported earnings from continuing operations for its third fiscal quarter ended March 31, 2005 of $2,453,000, or $0.32 per fully diluted share compared to earnings from continuing operations of $405,000, or $0.06 per fully diluted share for the quarter ended March 31, 2004. For the nine months ended March 31, 2005, SunLink reported earnings from continuing operations of $3,428,000, or $0.45 per fully diluted share compared to a loss from continuing operations of $180,000, or a loss of $0.03 per fully diluted share for the nine months ended March 31, 2004.

The company’s operating profit from continuing operations for the quarter ended March 31, 2005 was $2,874,000 compared to an operating profit for the quarter ended March 31, 2004 of $1,658,000. Operating profit for the quarters ended March 31, 2005 and 2004 was positively impacted by $72,000 and $386,000 of prior year third-party payor settlements, respectively. SunLink reported operating profit of $4,920,000 for the nine months ended March 31, 2005 compared to $3,406,000 for the nine months ended March 31, 2004. Operating profit for the nine months ended March 31, 2005 and 2004 was positively impacted by $79,000 and $545,000 of prior year third-party payor settlements, respectively.

Consolidated net revenues from continuing operations for the quarters ended

March 31, 2005 and 2004 were $33,893,000 and $29,995,000, respectively, an increase of 13.0% in the current year’s quarter. The increased net revenues resulted from a 5.9% increase in equivalent admissions, a 6.7% increase in net revenue per equivalent admission, and an 11.7% increase in surgeries. Consolidated net revenues from continuing operations for the nine months ended March 31, 2005 and 2004 were $95,641,000 and $81,436,000, respectively, an increase of 17.4% in the current year’s period. The increased net revenues resulted from a 4.6 % increase in same store equivalent admissions, a 24.7% increase in same store surgeries and the net revenues from the two HealthMont hospitals acquired in October 2003.

Robert M. Thornton, Jr., SunLink’s CEO said, “We are encouraged by the results of this quarter. The primary drivers of the results were increased out-patient services and flu-related admissions in the current year and the support of the 30 physicians we have recruited during fiscal 2004 and 2005.” Thornton continued, “Operating profit margin showed improvement, increasing to 8.5% in the third quarter of fiscal 2005, which compares to 4.2% in the second quarter of fiscal 2005 and 5.5% for the comparable period a year ago. Additionally, our cash position and credit facility now allow more flexibility to continue to pursue potential acquisition candidates. We expect some industry rationalization in the near term and, when feasible, we will seek complementary acquisitions for our hospital portfolio. Overall, we are confident that we are on track with our objectives for the remainder of fiscal 2005 and into fiscal 2006.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on May 3, 2005 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 1-800-391-9281. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-800-839-6713 and entering passcode 7093726 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2004 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

THIRD QUARTER RESULTS FOR FISCAL 2005

Amounts in 000's, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Net Revenues	$33,893	$29,995	$95,641	$81,436
Cost of Patient Service Revenues:
Salaries, wages and benefits	16,179	14,838	45,903	39,017
Provision for bad debts	2,528	2,270	8,799	8,286
Supplies	3,782	3,531	10,707	9,494
Purchased services	1,979	1,795	5,569	5,255
Other operating expenses	5,253	4,668	15,638	12,574
Rents and leases	644	696	2,228	1,998
Depreciation and amortization	654	539	1,877	1,406

Operating Profit	2,874	1,658	4,920	3,406
Loss on early repayment of debt	—	—	(384)	—
Interest Income (Expense)—net	(245)	(1,192)	(816)	(3,399)

Earnings from Continuing Operations Before Income Taxes	2,629	466	3,720	7
Income Tax (Expense )	(176)	(61)	(292)	(187)

Earnings (Loss) from Continuing Operations	2,453	405	3,428	(180)
Earnings (Loss) from Discontinued Operations, net of income taxes	(14)	(76)	9	(699)

Net Earnings (Loss)	$2,439	$329	$3,437	$(879)

Earnings (Loss) Per Share from Continuing Operations:
Basic	$0.34	$0.06	$0.48	$(0.03)

Diluted	$0.32	$0.06	$0.45	$(0.03)

Net Earnings (Loss) Per Share:
Basic	$0.34	$0.05	$0.48	$(0.15)

Diluted	$0.32	$0.05	$0.45	$(0.15)

Weighted Average Common Shares Outstanding:
Basic	7,158	6,406	7,165	5,932

Diluted	7,707	6,949	7,693	5,932

SUMMARY BALANCE SHEETS	March 31, 2005	June 30, 2004
ASSETS
Cash and Cash Equivalents	$3,622	$7,079
Other Current Assets	20,694	17,563
Property Plant and Equipment, net	34,746	34,284
Long-term Assets	4,777	4,226

	$63,839	$63,152

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities	$22,173	$28,705
Long-term Debt and Other Noncurrent Liabilities	13,537	9,543
Shareholders' Equity	28,129	24,904

	$63,839	$63,152